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                                                                    Exhibit 99.2

This transcript has been edited for clarity. The indicated statements, questions and responses are not necessarily direct quotes.

                                 UNITED RENTALS

                 2/nd/ Quarter 2001 Investors Conference Call

                                 July 25, 2001

Operator:

Good morning, ladies and gentlemen, and welcome to the United Rentals second quarter conference call. Please be advised that this call is being recorded.

The statements in this conference call and the answers to your questions are intended to provide abbreviated and unofficial background information to assist you in your review of the Company's press releases and official SEC filings. In addition, certain of these statements are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "on-track," or "anticipates," or the negatives thereof, or comparable terminology, or by discussions of strategy.

The Company's business and operations are subject to a variety of risk and uncertainties, and consequently actual results may materially differ from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited, to the following: unfavorable conditions that could lead to a decrease in demand and prices for the Company's products and services, governmental funding for highway and other construction projects may not reach expected levels, the Company cannot be certain that it will have access to the additional capital that it may require or that its cost of capital will not increase, acquisitions may become more expensive, may have undisclosed liabilities, and may be more difficult to integrate, and the Company is highly dependent on the services of its senior management.

These risks and uncertainties, as well as others, are discussed in greater detail in the Company's filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and its subsequent quarterly report on Form 10-Q. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

I will now turn the call over to Brad Jacobs, chairman and chief executive officer. Mr. Jacobs, please go ahead.

Brad Jacobs:

Thank you, operator. Good morning, everybody. Thanks for joining us on our second quarter conference call. With me today here in Greenwich are Wayland Hicks, John Milne, Mike Nolan and Fred Bratman.

In our press release this morning, we announced results which were in line with expectations. Revenues came in at $768 million, EBITDA for the quarter was $255 million, and EPS was 52 cents before special charges. Same-store rental revenue was up 7.9%. Sharing of equipment between our branches in the field was also up
- it accounted for 10.7% of our rental revenue, up from 10.3% in the second quarter of last year. Equipment utilization was up 110 basis points, even though rental rates were down 90 basis points, and even though we're operating in a very challenging and uncertain economic environment. These results are a testament to the operating skills of our field managers. They also reflect a basic underlying trend: more and more customers are deciding to rent more of their equipment needs instead of going out and purchasing that equipment.

I'm going to ask Mike to review the financials in greater detail, and then Wayland will discuss operations around the country.

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We will be a little briefer than usual because we are in registration.  The
Colburn Music Fund will be offering 9 million shares of their stock in the Company, probably in September, and we hope to do a road show for the offering after Labor Day.

So with that, I'll pass it over to Mike.

Michael Nolan:

Thanks, Brad, and good morning everyone. Before I go through the financial results that we released this morning, I'd like to review the two charges that we incurred during the second quarter. We recorded a non-cash $25.9 million pretax charge, or 18 cents per share, related to the April refinancings of our senior debt and a synthetic lease. Of this amount, $18.1 million was recorded as an extraordinary item and $7.8 million was recorded as other expense.

We also recorded a $28.9 million pretax charge, or 20 cents per share, relating to restructuring activities during the quarter. Of this charge, $10.9 million was non-cash, $3.2 million was paid during the quarter, and $14.8 million will be paid in future periods.

Our restructuring efforts will result in the closure or consolidation of 31 underperforming stores and five administrative offices, and will reduce overall head count by 489 persons, or about 3% of our total workforce.

Total annual revenue from closed branches was about $82 million, of which we expect to retain about $56 million through consolidations. The remaining $26 million of revenue will be lost. The annual cost savings related to this lost revenue is about $33 million.

Now I'd like to review the operating results for the second quarter excluding the charges I just talked about.

During the second quarter, we recorded $768 million of revenue compared to $730 million in the second quarter of 2000. Our same-store rental revenue was up 7.9% year over year. Gross profit was $286 million, for a gross margin of 37.2%. Total SG&A expense was $113 million or 14.7% of revenue. SG&A increased only $3.8 million year over year, while rental revenue increased $71 million, indicating that our cost savings initiatives are effective.

EBITDA for the quarter was $255 million, with a margin of 33.2%, and operating income was $146 million, with a margin of 19%. Our diluted earnings per share were 52 cents on 94 million shares.

At June 30th, we had assets of approximately $5.31 billion, cash of $36 million, debt of $2.76 billion, and equity of $1.85 billion, giving us a net debt to total capitalization ratio of 59.6%. The original cost of our rental fleet was approximately $3.6 billion, and had an average age of 29 months.

During the second quarter we spent $186 million on capex net of proceeds from the sale of equipment that we replaced, compared to $274 million for the second quarter of 2000. Excluding debt that we incurred to pay the fees on our debt refinancing and to repay a synthetic lease, we repaid $48 million of debt during the quarter, utilizing a portion of the $56 million of free cash generated from operations.

In June we increased our accounts receivable securitization facility by $150 million, giving us a total capacity of $250 million. At June 30th, we had $212 million outstanding under this program with an interest rate of 4.6%. At that date, we had also drawn $333 million on our $750 million revolving credit facility, leaving us $417 million of capacity. Our net debt to EBITDA was 2.8 times and our EBITDA to interest coverage was 4.1 times for the quarter and 3.75 times for the 12 months ended June 30.

Now I'd like to pass the call over to Wayland to discuss operations.

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Wayland Hicks:

Thanks, Mike. Demand for our equipment during the quarter remained consistent with our expectations. Shared equipment between branches generated 10.7% of our rental revenue. This is up from 10.3% in the second quarter of last year and from 9.8% during the first quarter of this year.

Equipment utilization in the second quarter was 63.9%, up 1.1 percentage points year over year, while our rental rates declined by almost one percent. Our aerial business accounted for most of the rate decline. We nevertheless continue to improve our margins in the aerial business by reducing equipment costs and increasing time utilization.

During the quarter, we saw strong demand for our equipment in the Northeast, Southeast, and Aerial regions. We are seeing some softness in demand in the Midwest and the Rocky Mountain region. Our managers on the West Coast, especially in California, are concerned about the overall economic environment in the area and the impact that this may have on customer demand.

We spent $151 million during the second quarter for additions to our rental fleet and $53 million for replacements, or a total of $204 million. We spent a total of $305 million on the fleet during the first half of the year, which is in line with our plan.

Our order book in our highway technology business is up from $197 million at the end of the second quarter last year to $234 million at the end of the second quarter this year. TEA-21 projects are beginning to be let at an increased pace in most of the states that we're operating in.

Since our last quarterly conference call, our National Account customer base has increased by 133 to 1,541. During the quarter, we began shifting our emphasis from acquiring new National Account customers to getting more revenue from existing accounts. Revenues from National Account customers continue to track close to our expectations.

In conclusion, we're very pleased with our performance in the second quarter, especially given the uncertain economy.

With that, operator, let's open up the call for questions.

Operator:

We'll take our first question from Sarah Thompson with Lehman Brothers.

Sarah Thompson: Good morning. Your used equipment sales are a little higher than I was expecting in the second quarter. Are you still on track for $100 million for the year?

Mr. Nolan: We planned to front end load those sales towards the first half of the year, so we're right where we expected to be at this time of year. Whether in the end we sell more than the $100 million will partly depend on how much of the equipment coming out of the closed branches we'll sell and how much we shift to other branches.

Operator: Our next question comes from Alan Pavese with Credit Suisse First Boston.

Alan Pavese: Your utilization rates were up pretty strongly for what would be considered a not so great economy, and with rental rates down, that implies that time utilization must have been outstanding. Are you seeing very strong demand, has it changed at all in the last couple of months, and do you expect that to continue for the next couple of quarters?

Wayland Hicks: The heavy time utilization persisted through the quarter and was a strong sign, but we're not out of the woods. The economy still represents a lot of uncertainty. If we get a rebound in the economy as we go to the back half of the year, then we'll be even more bullish about the business. We'll be a little bit more pessimistic if some of the warnings that are out there about the economy materialize.

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Alan Pavese:  On the branch closures, is it fair to assume that the brunt of these closures are taking place in the other weak regions that you were talking about in the Midwest and the Rockies? And when would you expect to have the prospective closures completed?

Mr. Hicks: The branch closures are rather evenly distributed throughout the company. Many of the companies we acquired had anywhere from five to 15 different locations. It's not uncommon for one of those, sometimes even two, to be underperforming. We've focused on those underperforming branches and have taken actions to close them or consolidate them with other parts of our business.

We've already closed 18 branches and will close 13 more, all of which have already been notified. The majority of the 13 will be closed by the end of the third quarter. We expect to have all of them closed by the end of the year.

Operator:  Our next question comes from Brad Coleman with Deutsche Bank Alex
Brown.

Brad Coleman: To what do you ascribe the softness in the Midwest and Rocky Mountain region. Also, could you also give us more detail on pricing.

Mr. Hicks: I think the softness in demand in the Midwest is largely attributable to a softening of the auto industry and the suppliers to that industry. Things are less clear in our Rocky Mountain region, which runs from Denver through Salt Lake City, and then up into the Pacific Northwest. Some of the weakness relates to the overall slowdown in the high technology environment in the Pacific Northwest.

With regard to pricing, as I said in my earlier comments, the aerial business accounted for most of the decrease in pricing that we experienced during the quarter. For the most part, pricing in the general rental business was on an even keel.

Brad Coleman: Does the closing of the 31 stores complete that part of the restructuring initiative for now?

Mr. Jacobs: Yes.

Brad Coleman: And what impact do these closings have on guidance that you provided in the past?

Mr. Jacobs: When we gave our guidance, we took into account the closings, the resulting charges and the increase in profitability we expect from the closings. So there is no change relating to those factors.

Operator:  Our next question comes from Barry Bannister with Legg Mason.

Barry Bannister: You had said a few months ago that you would take a $25 million to $40 million charge and close 30 stores. You've closed 31 stores, and your charge is at the low end of the range.

Mr. Nolan: A lot of that has to do with the fact that some of the 31 stores are being consolidated with other stores, and some of the personnel of the closed stores are moving over to the other stores.

Barry Bannister: You've reported that rental equipment depreciation as a percentage of sales decreased in the quarter on a year-over-year basis. Is that because you had more equipment on operating leases? Also, to what do you ascribe that non-rental depreciation increased as a percentage of sales year-over-year?

Mr. Nolan: We had about $8.4 million more of operating lease expense in the second quarter of 2001 versus second quarter of 2000. So that would mean that there was about $200 million incrementally more fleet on operating leases this quarter than in the corresponding quarter last year.

We're acquiring more vehicles that have a very short five-year depreciation life. This increases our depreciation on the non-rental depreciation line.

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Barry Bannister:  Can you give us some color on the 2.4% increase in diluted shares year over year. And on the debt side, does your increased securitized credit facility have room for more expansion, and does it lower your interest expense?

Mr. Nolan: The increase in share count reflects our use of the treasury stock method on our options and warrants, so that our higher stock price created more dilution. The increase also reflects the issuance of shares under our compensation and benefit plans.

We increased the size of our securitized accounts receivable credit facility to $250 million, and we had $212 million drawn on this facility at the end of June. How much we can draw depends on how much accounts receivable we have to borrow against. I think the maximum drawing will peak in the third quarter at less than the $250 million maximum. Our borrowing base in the fourth quarter and first quarter will probably decline to in the area of $180 million.

Barry Bannister: Did your pricing get worse towards the end of the quarter, or was it pretty much stable throughout the quarter? What was the pricing on traffic safety?

Mr. Hicks: The pricing was generally consistent throughout the quarter. Pricing is fairly stable in our traffic safety business.

Operator:  We'll go next to Ken Goldberg with Merrill Lynch.

Ken Goldberg: You expected $390 million in free cash flow for the year. Is that still your outlook?

Mr. Nolan: Wayland mentioned that variants in the economy or in the business can change that number. But as we stand today, that's still our target.

Mr. Jacobs: And as regards EPS, we did 79 cents in the third quarter last year. Our goal is to exceed that this quarter. Depending on how some of these moving parts come out, I think that within a few cents north or south of that makes sense.

Ken Goldberg: Could you give us any color on the competitive environment? Has there been a lot of equipment floating around?

Mr. Jacobs: The competitive environment hasn't changed much. There are pockets around the country where you do see some intense competition where there's over-fleeting, where too much equipment is chasing too few customers, and there are other pockets in the country where we're able to raise prices.

Note that while overall we lost almost a point on price in the quarter, we had nine percentage points greater volume in the quarter this year then we did in last year's quarter.

Operator:  Our next question comes from Suzanne Douglas with Deutsche Bank.

Suzanne Douglas: We saw a 290 basis point contraction in your gross margin on rentals. You've already explained higher operating expenses for about $8.4 million of that. Could give us a little color on what accounted for the other 150 basis points?

Mike Nolan: The majority of that relates to having additional traffic business year over year. The margins in that business run in the low 30% on rentals as opposed to our general rental stores that run closer to 40%.

Suzanne Douglas: How is the traffic business profitability year over year? Is it trending favorably?

Mr. Jacobs: Yes, it is. In fact, we all just came back last week from an operating review in St. Louis with our traffic safety managers. From a long-term perspective, the numbers tell the whole story. From 1970 until now; the population has increased 30%, the number of licensed vehicles has increased 87%, and total vehicle miles traveled

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has increased 125%. Yet new highway capacity has increased only 6%. So it's very obvious why there's all that congestion out there. Besides, many of the interstate highways were built back in Roosevelt's time 50 years ago. As some of us know, when you get to be around 50, many things start falling apart.

So there's going to be a lot of construction on the highways for a long period of time. I think we're very well positioned to benefit from that. We're starting to see, finally, TEA-21 projects being let. We don't know whether the TEA-21 letting will be continuous or in fits and starts, but the total amount of letting will happen, and we're going to be there to take a share of the business.

Suzanne Douglas:  What was the price trend sequentially from the first quarter?

Mr. Hicks: It was almost flat for all practical purposes. But sequential data is not really meaningful because you have wide changes in the mix of equipment and other seasonality effects.

Suzanne Douglas: What was the original equipment cost of the fleet under operating leases at quarter end?

Mr. Nolan:  It didn't change from $520 million in the last quarter.

Operator:  Our next question comes from Mike Kender with Salomon Smith Barney.

Mike Kender: What are you seeing in pricing trends in the used equipment market?

Mr. Hicks: Pricing was softer in the first month of the year, but it rebounded towards the end of the first quarter. It's been stable since then, except that earth-moving equipment is probably up a little and there's been some softening of prices for aerial equipment at auctions. We haven't used auctions this year, so we're seeing our margins holding, or slightly improving.

Mike Kender:  Can you give us rental pricing trends by type of equipment?

Mr. Jacobs: As we've said, you've seen the biggest amount of rate pressure in aerial rates. Other types of equipment are more or less the same on an overall basis. We've also said that in our aerial business we're getting excellent time utilization and EBITDA margins. At the same time, our purchasing cost of aerial equipment has come down a lot more than our rental rates have come down. So all in all, the aerial business is doing pretty well, even though rates are down.

Operator:  Our next question comes from Jeff Evans with Advest.

Jeff Evans: How discretionary is replacement capital? Is the capital used to replace equipment that's reached the end of its life and has to be replaced, or, if economic conditions worsened, can you defer the replacement for another quarter or a year?

Mr. Hicks: We have a lot of discretion with replacement capital. Typically, we're selling equipment that is still relatively youthful. But were economic conditions to worsen, we have the flexibility of extending the life of the fleet. We're doing that this year because of the overall economic environment.

Jeff Evans: Did you look into the possibility of selling any of the branches that you've closed or plan to close?

Mr. Jacobs: It's reasonable to assume that our competitors wouldn't have had a better chance of turning around these stores than we did.

Operator:  We'll go next to Robert Ryan with Bank of America Securities.

Robert Ryan: Does the $2.76 billion debt figure that you quoted include the securitizations?

Mr. Nolan:  Yes, it does.

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Robert Ryan:  Could you give us the GAAP operating cash flow and investing cash flow amounts for the quarter.

Mr. Nolan: Our cash from operating activities was $242 million, and we had net capex of $186 million -- that's what generated the $56 million of free cash flow. Our total investing activities was $198 million, and our total financing activities was $43 million.

Robert Ryan:  Was there any share repurchase activity in the quarter?

Mr. Nolan:  Very little.

Operator:  Our next question comes from Mark Koznarek, Midwest Research.

Mark Koznarek: You just mentioned purchasing costs went down a lot for aerial. Could you talk about the other equipment types that you've been acquiring year to date?

Mr. Hicks: Aerial equipment is the biggest component of our fleet. But we also invest in a wide variety of other equipment that runs the gamut from skid steers to backhoes to crawler tractors. And then we go down into the smaller items like air tools, a lot of hand tools, saws, small generators, light towers, that type of equipment. We're getting good prices from our suppliers across the board, but we're getting less improvement in some of the other areas that I talked about than we are in aerial.

Mark Koznarek: Is the fleet capital spending plan still $350 million for the year?

Mr. Nolan: That is correct.

Operator:  Our next question comes from Stuart Kovensky with John Levin &
Company.

Stuart Kovensky: Does the $2.76 billion of debt that you mentioned include the amount that you have on the accounts receivable securitization facility?

Mr. Nolan:  That's correct.

Operator:  Our next question comes from David Raso with Salomon Smith Barney.

David Raso: On what line do you show payments on your operating leases?

Mr. Nolan:  They get charged to the cost of equipment rentals line item.

David Raso:  And the proceeds from sale leasebacks during the quarter?

Mr. Nolan:  We didn't have sale leasebacks during the quarter.

David Raso: I'm trying to get a better understanding of changes in the depreciation line. Has there been any change to the depreciation schedule, or is it simply a mix issue?

Mr. Nolan: There's been no change to the depreciation schedule. If you take the $81.6 million that we had in the second quarter, and add back close to $7 million from the impact of having more operating leases year over year, you'd get to about $88.5 as compared to the $83 million in the second quarter of 2000. This works out to a depreciation rate of 15.2% of rental revenue. But keep in mind that the equipment that we sell and have been selling for the last four quarters consists in large part of equipment that we bought when we first got in the business, or equipment that the mom and pops that we bought had purchased, so they have a much higher basis than the equipment we buy today. So you'll continue to see us be able to drive that rate down as we buy more and more of our fleet.

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David Raso:  Is it conceivable that, as the fleet ages, there might be more equipment that's beyond its depreciable life?

Mr. Nolan: Normally we sell our equipment before the end of book depreciable life.

David Raso: Were are any highway technology stores included in the underperforming branches that you've closed?

Mr. Hicks: Yes, we closed a couple of our smaller highway technology stores.

David Raso:  Are you thinking 6 to 8% same-store growth for the full year?

Mr. Hicks: That's our guidance based on the outlook that we see today and subject to the caveats we mentioned.

David Raso: You mentioned that $7.8 million of the charges was recorded as other expense.

Mr. Nolan: That primarily relates to the refinancing costs for our synthetic lease. Certain of these costs didn't qualify for extraordinary item treatment, so they had to be recorded above the line. The 52 cent number treats that as a special charge.

Operator: At this time, I would like to turn the conference back over to Mr. Jacobs.

Mr. Jacobs: Thanks everyone for listening to the call. We're very pleased with the quarter. We had a lot of challenges in terms of our customers' businesses softening, and we were nevertheless able to deliver nearly eight percent same-store rental revenue growth. Our EPS was in line with expectations. We were able to increase our equipment sharing. It is especially significant that we were able to increase equipment utilization by 110 basis points.

On the minus side of the page, we did have some modestly lower pricing. We still have an uncertain economy and we are paying keen attention to the West Coast, Rocky Mountains and Midwest. We're confident that TEA-21 will be let on a large scale but we don't yet know precisely when. On balance, there are many more pluses than minuses.

We look forward to talking to you again in 90 days at our next quarterly conference call.

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